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                                                                    EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
                                                Contact: John G. Yedinak
                                                         Chief Executive Officer
                                                         (708) 496-2188
November 14, 2003

                  UMBRELLA BANCORP, INC. ANNOUNCES INTENTION TO
       DEREGISTER COMPANY'S COMMON STOCK AND TRUST PREFERRED SECURITIES OF
                                SUBSIDIARY TRUST

Summit, Illinois, November 14, 2003. Umbrella Bancorp, Inc. ("Umbrella" or the "Company"), Summit, Illinois (Nasdaq: UMBR.OB), the holding company for UmbrellaBank, FSB ("UmbrellaBank"), and Argo Capital Trust Co. (the "Trust"), announced today that the Company and the Trust have filed Form 15S with the Securities and Exchange Commission, and plans to deregister Umbrella's Common Stock and the 11% Capital Securities of the Trust which trade under the symbol "ATP_P" on the American Stock Exchange.

"The continuing increase in costs and the administrative burdens associated with maintaining public company status, including reporting obligations with the SEC, were factors in this decision," stated President and CEO John G. Yedinak. In making its decision the Board of Directors also acknowledged the small number of stockholders holding the Company's Common shares, and a low level of trading activity in the Umbrella Common Stock.

"The Board of Directors concluded that continued registration with the SEC is no longer cost effective," Yedinak stated. "Notwithstanding the Company's decision to deregister, the Company will continue to provide its stockholders with annual audited financial statements. The fiscal year of the Company will remain December 31st and the annual meeting of stockholders will continue to be held following the fiscal year-end in accordance with the Company's By-Laws. The decision to deregister will not result in any amendments to the Company's Articles of Incorporation or By-Laws."

The Company is the parent company of UmbrellaBank, which provides banking services through its Internet banking delivery channel at http://www.umbrellabank.com and a retail banking facility in Chicago, Illinois.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. These and other factors could adversely affect the outcome of the plans and events described herein.